SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – January 19, 2006

(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

703 Curtis Street, Middletown, OH	45043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2006, the Board of Directors of AK Steel Holding Corporation (the “Company”), upon the recommendation of its Compensation Committee, approved the payment of performance awards with respect to the safety and quality components of the Company’s Management Incentive Plan (“MIP”) for the 2005 performance period under the MIP. The Company achieved the performance goals for payment of performance awards at the target level with respect to safety and quality in 2005. The Company did not achieve the performance goals in 2005 for payment of the financial component of the MIP and no payment was approved with respect to such financial component.

In approving these performance awards, the Board exercised its discretion to waive a financial threshold for the payment of the safety and quality components of the MIP. That financial threshold requirement for awards based upon safety and quality performance was an additional requirement added by the Board in January 2005 for 2005 MIP awards only and is not contained in the MIP. The Board made the decision to waive the financial threshold requirement because the Company had its best-ever safety and quality performances in 2005, but experienced extraordinary circumstances beyond its control that prevented it from reaching the financial threshold. Those circumstances included record-high costs for key raw materials and energy, due in part to the impact of Hurricanes Katrina and Rita, and a significant drop in steel spot market selling prices. The Board also noted that, despite these obstacles, in 2005 Mr. Wainscott and his management team led the Company to record annual shipments and revenues, significantly improved the Company’s liquidity and balance sheet, and made substantial progress in the goal of returning the Company to sustained profitability.

A copy of the MIP, pursuant to which the performance awards were made, was filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: January 24, 2006